Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Randgold Resources Limited

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-8 (File No. 333-156150; No. 333-145013 and No. 333-103222) of Randgold Resources Limited of our reports dated March 30, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appear in this Form 20-F. We also consent to the incorporation by reference of our report dated March 30, 2016 relating to the financial statement schedule, which appears in this Form 20-F.

/s/ BDO LLP

BDO LLP

Registered Auditor

London

United Kingdom

30 March 2016

BDO LLP is a limited liability partnership registered in England and Wales (with registered number OC305127).